Exhibit 99.1

Semler Reports Third Quarter and Year-to-Date 2021 Financial Results

HIGHLIGHTS - Year-to-Date 2021 compared to the corresponding period of 2020:

●	Revenues were $41.5 million, an increase of 56% compared to $26.5 million
●	Pre-tax net income of $17.7 million, an increase of $7.7 million, or 77% compared to $10.0 million
●	Net income was $15.7 million, an increase of $7.1 million, or 82% from $8.6 million
●	Net income per share was $2.34 per basic share and $1.93 per diluted share, compared to $1.31 per basic share and $1.07 per diluted share
●	Cash and cash equivalents at September 30, 2021 increased to $35.9 million

Santa Clara, CA – November 1, 2021 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three and nine months ended September 30, 2021.

"Revenues and earnings continued to be strong compared to last year,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “We did experience a sequential decline in fee-per-test revenue for the third quarter compared to the second quarter. We believe this change may be due in part to the Delta variant and to some level of seasonality.”

FINANCIAL RESULTS

For the quarter ended September 30, 2021, compared to the corresponding period of 2020, Semler Scientific reported:

●	Revenues of $14.0 million, an increase of $3.3 million, or 30%, compared to $10.7 million
●	Cost of revenues of $1.4 million, an increase of $0.6 million, or 69%, compared to $0.8 million. As a percentage of revenues, cost of revenues was 10%, compared to 8%
●	Total operating expenses, which includes cost of revenues, of $8.7 million, an increase of $3.5 million, or 69%, compared to $5.2 million
●	Pre-tax net income of $5.3 million, a decrease of $0.3 million, or 6%, or $0.78 per basic share and $0.65 per diluted share, compared to $5.6 million, or $0.85 per basic share and $0.70 per diluted share
●	Net income of $4.2 million, or $0.61 per basic share and $0.51 per diluted share, a decrease of $0.7 million, or 15%, compared to $4.9 million, or $0.74 per basic share and $0.61 per diluted share. As a percentage of revenues, net income was 30% compared to 45%

For the nine months ended September 30, 2021, compared to the corresponding period of 2020, Semler Scientific reported:

●	Revenues of $41.5 million, an increase of $15.0 million, or 56%, compared to $26.5 million
●	Cost of revenues of $4.0 million, an increase of $1.6 million, or 67%, compared to $2.4 million. As a percentage of revenues, cost of revenues was 10%, compared to 9%
●	Total operating expenses, which includes cost of revenues, of $23.8 million, an increase of $7.2 million, or 43%, compared to $16.6 million
●	Pre-tax net income of $17.7 million, or $2.64 per basic share and $2.18 per diluted share an increase of $7.7 million, or 77%, compared to $10.0 million, or $1.53 per basic share and $1.25 per diluted share
●	Net income of $15.7 million, or $2.34 per basic share and $1.93 per diluted share, an increase of $7.1 million, or 82%, compared to $8.6 million, or $1.31 per basic share and $1.07 per diluted share. As a percentage of revenues, net income was 38% compared to 32%

Semler Scientific had cash and cash equivalents of $35.9 million as of September 30, 2021 compared to $22.1 million as of December 31, 2020.

THIRD QUARTER 2021 MAJOR ACCOMPLISHMENTS AND OTHER DETAILS

Among the achievements during the third quarter of 2021 were:

1.	Consecutive quarterly profitability since the fourth quarter of 2017.
2.	Cash and cash equivalents position increased to $35.9 million.
3.	Relisted common stock on the Nasdaq Capital Market.

In the third quarter of 2021 compared to the corresponding period of 2020, fixed fee license revenues were approximately $7.8 million, an increase of $1.5 million, or 24% compared to $6.3 million; variable fee license revenues were approximately $5.8 million, an increase of $1.7 million or 43% compared to $4.1 million; and other product sales were approximately $0.3 million, flat compared to the corresponding period of 2020.

Semler Scientific’s two largest customers comprised 40% and 28% of quarterly revenues.

For the nine months ended September 30, 2021 compared to the corresponding period of 2020, fixed fee software license revenues were approximately $22.7 million, an increase of $4.0 million, or 21%, from $18.7 million. Variable fee software license revenues were approximately $18.0 million, an increase of $10.9 million, or 154%, from $7.1 million. Equipment/other sales revenues were approximately $0.8 million, an increase of $0.1 million, or 13%, from $0.7 million.

For the nine months ended September 30, 2021, Semler Scientific’s two largest customers comprised 39% and 31% of revenues.

Variable fee license revenues (that is, fee-per-test), which had rebounded strongly in the first half of 2021 from the effects of the COVID-19 pandemic in 2020, did decrease sequentially in the third quarter of 2021 compared to the second quarter of 2021. Semler Scientific believes this may be either due to effects of the Delta variant of COVID-19 during the third quarter of 2021, or due to a new seasonality in the home-testing market, which it hasn’t seen in prior periods, or due to both.

For the remainder of 2021 and in 2022, Semler Scientific expects continued profitability and generation of cash from operating activities. It is Semler Scientific’s intent to grow annual revenues at a faster rate than annual expenses and to remain profitable.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the third quarter and first nine months of 2021 as well as provide a business update on Semler Scientific’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10160155/ed3c71410a. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Income

Unaudited

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Revenues	$13,991	$10,727	$41,485	$26,530
Operating expenses:
Cost of revenues	1,382	820	3,957	2,370
Engineering and product development	1,036	672	2,676	2,277
Sales and marketing	3,968	2,116	10,407	7,283
General and administrative	2,352	1,564	6,710	4,634
Total operating expenses	8,738	5,172	23,750	16,564
Income from operations	5,253	5,555	17,735	9,966
Interest income	3	2	8	5
Other income	1	38	6	64
Other income	4	40	14	69
Pre-tax net income	5,257	5,595	17,749	10,035
Income tax provision	1,107	729	2,034	1,421
Net income	$4,150	$4,866	$15,715	$8,614
Net income per share, basic	$0.61	$0.74	$2.34	$1.31
Weighted average number of shares used in computing basic income per share	6,754,526	6,578,808	6,722,858	6,553,522
Net income per share, diluted	$0.51	$0.61	$1.93	$1.07
Weighted average number of shares used in computing diluted income per share	8,143,377	8,038,513	8,135,337	8,046,759

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At September 30,	At December 31,
	2021	2020
	Unaudited

Cash and cash equivalents	$35,930	$22,079
Other current assets	10,165	4,524
Noncurrent assets	4,878	8,036
Total assets	50,973	34,639

Current liabilities	6,693	4,514
Noncurrent liabilities	266	332
Stockholders’ equity	44,014	29,793

Total liabilities and stockholders' equity	$50,973	$34,639

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific commercially launched its first patented and U.S. Food and Drug Administration, or FDA, cleared product in 2011, and received FDA 510(k) clearance for QuantaFlo®, the next generation version of this product, in 2015. QuantaFlo® is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding Semler Scientific’s continued profitability and cash generation from operations, as well as the relative rate of revenue and expenses growth and ability to remain profitable. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, whether or not it will be able to successfully expand its product offering, and its ability to continue to control expenses and preserve cash, as well as uncertainty created by COVID-19, along with those risk factors detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

917 513 5303

SOURCE: Semler Scientific, Inc.

####